Exhibit 99.1

                           MEDITRUST COMPLETES SALE OF
                             COBBLESTONE GOLF GROUP

                 Completes Additional Healthcare Asset Sales of
                                  $108 Million

Needham Heights, MA - March 31, 1999 - The Meditrust Companies (NYSE: MT) announced today, as part of its comprehensive restructuring program, the completion of the sale of Cobblestone Golf Group ("Cobblestone"), to an affiliate of ClubCorp, Inc. and American Golf Corporation for aggregate consideration, including assumed debt, of approximately $393 million.

Meditrust also announced today the completion of $108 million of additional healthcare asset sales. Proceeds of $86 million were generated from the sale of 15 assisted living facilities to an affiliate of Emeritus Corporation (NYSE:ESC), and $4 million in proceeds were generated from the payment of a first mortgage secured by one nursing home operated by a private company. Proceeds of $18 million were generated from the sale of one psychiatric facility to a private company and one rehabilitation facility to HealthSouth Corporation (NYSE:HRC). Since the announcement of Meditrust's comprehensive restructuring plan in November 1998, Meditrust has generated total asset sale proceeds of over $1 billion.

As previously announced, Meditrust intends to settle the remaining $89 million of the Merrill Lynch forward equity transaction on April 1, 1999. In addition, Meditrust intends to repay $250 million of term debt due in July 1999 using the proceeds from these asset sales. The repayment of the $250 million in term debt will leave Meditrust with no debt coming due for the remainder of 1999.

David F. Benson, president of Meditrust Corporation, said, "With the completion of the sale of Cobblestone Golf Group we have achieved another integral step in the implementation of our


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comprehensive restructuring plan."

Based in San Diego, California, Cobblestone owns and operates golf courses in the United States, including 45 facilities in major golf markets in Arizona, California, Florida, Georgia, North Carolina, Texas and Virginia. The portfolio includes 13 private country clubs, 18 semi-private clubs and 14 daily fee courses. Goldman Sachs & Co. acted as the Companies' financial advisor in this transaction.

The Meditrust Companies, with headquarters in Needham Heights, Massachusetts, consists of Meditrust Corporation, a REIT, and Meditrust Operating Company. Today's news release, along with other news about The Meditrust Companies, is available on the Internet at www.reit.com.

                                     # # #

Certain matters discussed within this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Although The Meditrust Companies believes the statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, satisfaction of certain conditions to the transaction, the conditions of the capital markets at the time of the proposed spin-off of the health-care division, the condition of the capital markets in general, and other risks detailed from time to time in the filings of Meditrust Corporation and Meditrust Operating Company with the Securities and Exchange Commission, including the Joint Annual Report on Form 10-K/A for the year ended December 31, 1997 and other periodic filings under the Securities Exchange Act of 1934, as amended.